Exhibit 10.16

EXCLUSIVE CONSULTANCY AGREEMENT

1.	THE PARTIES.

This Agreement is made effective October 11, 2012 ( the “Effective Date”) by and between Ceres, Inc., a Delaware corporation with principal offices at 1535 Rancho Conejo Blvd, Thousand Oaks, CA 91320, hereinafter “Ceres,” and Dr. Richard Flavell, CBE, FRS, an individual,1690 Camino Olmo #O, Thousand Oaks, CA 91320, hereinafter “Consultant.”

THE PARTIES HERETO COVENANT AND AGREE AS FOLLOWS:

2.	CONSULTANCY SERVICES.

2.1	Consultant agrees to render consultancy services to Ceres in the following field: review of and advice with respect to Ceres’ research and development activities, as further defined in ANNEX I Such services are referred to hereinafter as the “Consultancy Services.” Consultant will use the title “Chief Scientific Advisor” of Ceres.

2.2	Consultancy Services will be rendered at Ceres’ election at Ceres’ premises in Thousand Oaks, or at Consultant’s premises, or at any other location specified in ANNEX I or otherwise agreed to by the Parties. Consultancy Services will be rendered on the dates or during the time periods defined in ANNEX I, or on such dates as may be otherwise agreed to by the Parties.

2.3	Within the framework of the Consultancy Services, Consultant will comply with specific requests from the following Ceres officers and employees: Richard Hamilton, Roger Pennell and Jeff Gwyn.

2.4	During the term of this Agreement, Consultant will not render consultancy or other services to any third party in the Exclusive Field, nor enter into any agreement with or perform any activity for the benefit of any third party in the Exclusive Field, unless agreed otherwise by Ceres on a case by case basis. The “Exclusive Field” is defined as any commercial, for profit bioenergy crop activities. In the interest of removing doubt, commercial crops grown primarily for food, e.g. wheat, and commercial crops grown as sources of high value molecules, biochemicals or ingredients, are excluded from the field.

3.	COMPENSATION.

3.1

Ceres will pay Consultant a consultancy fee as defined in ANNEX I for the performance of the Consultancy Services in compliance with ANNEX I. Payment(s) will be made within thirty (30) days after receipt by Ceres of Consultant’s invoice; provided that any conditions for payment defined in

ANNEX I (e.g. delivery of a report) have been satisfied. Payment(s) will be made by bank transfer to Consultant’s account mentioned in the invoice, which account shall be in the United States or in the country where Consultant is established or resides. Any costs or charges related to bank transfers to an account outside the United States will be borne by Consultant.

3.2	Ceres will reimburse out-of-pocket expenses reasonably incurred by Consultant in the performance of the Consultancy Services, provided that such expenses are specified in ANNEX I or previously approved in writing by Ceres and that Consultant furnishes to Ceres supporting receipts or other written substantiation of such expenses. Any air travel which would be required in connection with the Consultancy Services will be in reduced fare coach/economy class.

4.	OWNERSHIP.INTELLECTUAL PROPERTY RIGHTS. EXPLOITATION.

4.1	Ceres will exclusively own any material, information, data, technology, processes, procedures, formulas, software, or other findings or inventions resulting from the performance of the Consultancy Services (hereinafter “Results”). Ceres will have the exclusive right to protect any of the Results through patents or copyright, trade secret or any other intellectual property protection, and any intellectual property rights arising therefrom will belong exclusively to Ceres. In case Consultant makes or contributes to any invention forming part of the Results, Consultant hereby assigns its rights in any such invention to Ceres. Consultant shall render such assistance as may be required for assigning any rights Consultant may have in such invention to Ceres or Ceres’ designee and for protecting such invention and enforcing any patent or other intellectual property rights on such invention, including, but not limited to the signing of documents. Consultant will be recognized in patent applications on an invention which is part of the Results in accordance with the U.S. patent law.

4.2	Consultant will promptly disclose to Ceres any Results which may be eligible for patent, copyright, trade secret or other intellectual property protection.

4.3	After the expiration or termination of this Agreement, Ceres shall compensate Consultant at a reasonable rate for time actually spent by Consultant at Ceres’ request on assistance pursuant to Article 4.1.

4.4	Ceres will have the exclusive right to use and commercialize any of the Results.

5.	CONFIDENTIALITY

5.1

“Confidential Information” is any information which comes to Consultant’s knowledge in connection with the Consultancy Services. Confidential Information may be disclosed or provided in oral, written, electronic, graphic, photographic or any other form, or may be observed by Consultant. By way of illustration, but not limitation, Confidential Information includes Results (as defined in Article 4.1) business, development and research strategy, risk, analysis, intellectual property and intellectual property strategy, inventions, ideas, know-

how, trade secrets, data, techniques, formulas, methods, processes, software programs, marketing plans, market data, data concerning competitors’ strategies compiled by Ceres, forecasts, financial information, customers, customers lists, confidential information provided by third parties to Ceres and any other information concerning Ceres or Ceres’ affiliates actual or anticipated business. Confidential Information of Ceres may contain material non-public information subject to certain securities laws.

5.2	Consultant agrees, unless Consultant has received the express written consent of Ceres to the contrary, which consent shall be limited to the particular instance and restricted to such of the Confidential Information as may be expressly designated by Ceres, (i) to hold the Confidential Information in strict confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions Consultant customarily employs with respect to its confidential information), (ii) not to divulge any of the Confidential Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of the Confidential Information except for the purpose of the Consultancy Services, and (iv) not to reverse engineer or disassemble any of the Confidential Information.

5.3	Without granting any right of license, Ceres agrees that the obligations in Section 5.2 shall not apply with respect to any information that Consultant proves (i) is or through no improper action or inaction or breach by Consultant of any provision of this Agreement or any other similar agreement to which Consultant is a party, has been made generally available or known to the public, or (ii) was already in the possession of Consultant prior to receipt from Ceres, or (iii) was rightfully disclosed to Consultant by a third party (provided that Consultant is in compliance with any restrictions imposed by the third party with respect to such disclosure).

5.4	In the event that Consultant is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant shall provide Ceres with prompt written notice of any such request or requirement so that Ceres may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Ceres, Consultant is nonetheless, in the written opinion of Consultant’s counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Consultant may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Consultant is legally required to be disclosed; provided, that Consultant exercises its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Ceres to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

5.5	Immediately upon (i) the expiration or termination of this Agreement, or (ii) a request by Ceres at any time, Consultant will turn over to Ceres all Confidential Information and all copies thereof, and will destroy all extracts, studies, analyses, notes or other writings that contain or refer to information contained in the Confidential Information. Notwithstanding the return or destruction of the Confidential Information, Consultant will continue to be bound by his obligations of confidentiality and other obligations hereunder.

5.6	The Confidential Information including any material support containing Confidential Information will remain the exclusive property of Ceres and Consultant will not acquire any right, title, license or interest on or to the Confidential Information, the supports containing Confidential Information, or any patent covering Confidential Information.

6.	REPRESENTATIONS AND WARRANTIES BY CONSULTANT.

6.1	Consultant represents and warrants to Ceres that neither the execution and delivery of this Agreement nor the carrying out of any of the Consultancy Services or obligations of Consultant under this Agreement will in any respect result in any violation of or be in conflict with any term or provision of any agreement, document or instrument to which Consultant is a party or by which Consultant is bound. Consultant agrees not to divulge to Ceres any information which would violate any such agreement, document or instrument, nor to divulge to Ceres any trade secrets of prior employers or contracting parties.

7.	LIMITATION OF LIABILITY.

7.1	Neither Party shall be liable for indirect, special, remote, incidental, or consequential damages or loss of profit in connection with this Agreement or its implementation.

8.	STATUS OF CONSULTANT TAXES.

8.1	Consultant will perform the Consultancy Services as an independent consultant. Consultant will not be deemed an employee of Ceres and will not represent himself as an officer, employee or agent of Ceres to any third party.

8.2	Consultant will be responsible for the payment of any taxes, social security contributions or other levies which may be applicable to Consultant’s compensation received pursuant to this Agreement.

9.	GENERAL CONDITIONS.

9.1	Notices

All notices and other communications provided for under this Agreement will be in writing mailed by first-class, registered or certified mail, postage prepaid, or delivered personally, by overnight delivery service or by facsimile followed by a confirmation copy delivered by overnight delivery, and in each case will be addressed to the Parties at the following addresses:

For Ceres:	President & Chief Executive Officer
cc: Legal Department
Ceres, Inc.
1535 Rancho Conejo Blvd
Thousand Oaks, CA 91320
Telephone: (805) 376-6500
Facsimile: (805) 376-6549

For Consultant:	Dr. Richard Flavell, CBE, FRS
1690 Camino Olmo, #O
Thousand Oaks, CA 91320

Either Party may by like notice specify or change an address to which notices and communications will thereafter be sent. Notices sent by facsimile will be effective upon confirmation of receipt, notices sent by mail or overnight deliver will be effective on receipt and notices given personally will be effective when delivered.

9.2	Entire Agreement

This Agreement incorporates the entire agreement between Ceres and Consultant relating to the Consultancy Services and supersedes all prior agreements and understandings, whether written or oral, which respect to such subject matter.

9.3	Amendments

This Agreement, including its annexes, may only be amended by a written document signed by duly authorized representatives of the Parties.

9.4	Ambiguities

In case of ambiguity between this Agreement and its annexes, the contents of the agreement shall prevail.

9.5	Number of copies

This Agreement including its annexes is being made in two (2) copies, one for each Party.

9.6	Assignment. Subcontracts

Ceres has concluded this Agreement with Consultant in view of Consultant’s specific qualifications and Consultant shall not have the right to assign any of its rights or obligations under this Agreement nor to sub-contract any part of the Consultancy Services activities to any third party, except with the prior written approval of Ceres. Ceres has the right to assign its rights and obligations under this Agreement to an affiliate of Ceres.

9.7	Ceres’ Premises

Consultant will abide with any rules and regulations relating to safety, security and protection of Confidential Information which Ceres may bring to the attention of Consultant when he is visiting Ceres’ premises.

9.8	Equitable Remedies

It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Consultant and that Ceres is entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Consultant of this Agreement but shall be in additions to all other remedies available at law or equity to Ceres.

9.9	Governing Law. Jurisdiction

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to the principles of conflicts of law thereof. The Parties agree that any dispute regarding the interpretation, performance or validity of, or otherwise arising out of, this Agreement shall be subject to the exclusive jurisdiction of the California State Courts having jurisdiction in San Francisco County, California, or, in the event of federal jurisdiction, the United States District Court for the Northern District of California, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any action or proceeding out of such courts.

9.10	Foreign Corruption Practices Act

Consultant is aware of and undertakes to comply with the provisions of the 1977 US Foreign Corruption Practices Act (FCPA) as well as with the Brazilian legislation relating to corruption. Consultant represents, warrants and agrees that, in connection with any activities performed under the terms of this Agreement, he/she has not and will not, directly or indirectly, offer, pay, promise to pay, authorize the payment of, or give, promise to give, or authorize the giving of, any money or thing of value to any government official, of any rank, or to any political party, or a member of a political party, or to any other person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of:

1.	Influencing or inducing any act or decision of such government official, including without limitation a decision to fail to perform his/her official functions; or

2.	Inducing such government official to use his/her influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Consultant or Ceres or their respective predecessors, successors or affiliates, in obtaining or retaining business for or with, or directing business to any other party; or

3.	Securing any improper advantage to assist the Consultant or Ceres or their respective predecessors, successors or affiliates, to obtain or retain any business, benefit, authorization or government permit

10.	DURATION

10.1	This Agreement will enter into force on the Effective date first written hereinabove and will remain in full force and effect until October, 10, 2013. It will be automatically extended for an undetermined period of time, provided that either Party may terminate this Agreement at any time by giving six (6) months’ prior written notice of termination to the other Party, such notice to be given no earlier than October 10, 2013.

10.2	Either Party will have the right to terminate this Agreement unilaterally by registered letter addressed to the other Party in case the other Party has committed a breach of any of its obligations under this Agreement and has failed to remedy such breach within thirty (30) days from receipt of a registered letter specifying the breach.

10.3	The provisions of Articles 4, 5, 7.1, 9.8 and 9.9 will survive the expiration or termination of this Agreement.

Made in two (2) copies.

Consultant	Ceres, Inc.

/s/ Richard Flavell	/s/ Richard Hamilton
Dr. Richard Flavell, CBE, FRS	Richard Hamilton
President & Chief Executive Officer

ANNEX I

1.  Consultancy Services

The Consultancy Services will include, but not be limited to, review of Ceres’ breeding activities in the U.S.A and other countries, advice and assistance regarding Ceres’ and Ceres’ collaborators’ miscanthus programs in Europe, review of Ceres’ activities in traits and review of Ceres’ collaborators. Further details of the services to be performed and the dates and locations of performance will be as agreed by the Parties. Consultant agrees to be available for the performance of Consultancy Services for up to 25 days per year and Ceres agrees to request performance of Consultancy Services for a minimum of 20 days per year. Years shall be measured from the Effective Date, and commitments shall be prorated for partial years. Travel associated with a transcontinental (including South America) trip required for the performance of Consultancy Services shall count as one day of Consultancy Services. Travel within a continent shall not count towards Consultancy Services.

2.  Compensation

Two thousand U.S. dollars ($ 2,000) per day.